UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                             THE WARNACO GROUP, INC.
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                          -----------------------------
                         (Title of Class of Securities)

                                    934390402
                          -----------------------------
                                 (CUSIP Number)

                                FEBRUARY 17, 2004
                          -----------------------------
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

| |     RULE 13D-1(B)
|X|     RULE 13D-1(C)
| |     RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 934390402                     13G                  PAGE 2 OF 10 PAGES

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Chesapeake Partners Management Co., Inc. ("CPMC")
           52-1745745

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |X|
           (b)  |_|

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland

                                       5       SOLE VOTING POWER
              NUMBER                           -0-

             OF SHARES                 6       SHARED VOTING POWER
                                               2,060,513
           BENEFICIALLY
                                       7       SOLE DISPOSITIVE POWER
             OWNED BY                          -0-

               EACH                    8       SHARED DISPOSITIVE POWER
                                               2,060,513
             REPORTING

            PERSON WITH


9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,060,513

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.56%

12         TYPE OF REPORTING PERSON*
           CO

Includes shares under a management agreement for unrelated party.




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CUSIP NO. 934390402                     13G                   PAGE 3 OF 10 PAGES

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Chesapeake Partners Limited Partnership ("CPLP")
           54-1599401

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |X|
           (b)  |_|

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland

                                       5       SOLE VOTING POWER
              NUMBER                           -0-

             OF SHARES                 6       SHARED VOTING POWER
                                               1,176,953
           BENEFICIALLY
                                       7       SOLE DISPOSITIVE POWER
             OWNED BY                          -0-

               EACH                    8       SHARED DISPOSITIVE POWER
                                               1,176,953
             REPORTING

            PERSON WITH


9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,176,953

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           2.61%

12         TYPE OF REPORTING PERSON*
           PN




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CUSIP NO. 934390402                     13G                   PAGE 4 OF 10 PAGES

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Chesapeake Partners Institutional Fund Limited Partnership ("CPIFLP") 52-1782815

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  |X|
           (b)  |_|

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland

                                       5       SOLE VOTING POWER
              NUMBER                           -0-

             OF SHARES                 6       SHARED VOTING POWER
                                               40,245
           BENEFICIALLY
                                       7       SOLE DISPOSITIVE POWER
             OWNED BY                          -0-

               EACH                    8       SHARED DISPOSITIVE POWER
                                               40,245
             REPORTING

            PERSON WITH

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           40,245

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.09%

12         TYPE OF REPORTING PERSON*
           PN




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CUSIP NO. 934390402                     13G                   PAGE 5 OF 10 PAGES

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Chesapeake Partners International Ltd. ("CPINTL")
           NONE

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  |X|
           (b)  |_|

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands

                                       5       SOLE VOTING POWER
              NUMBER                           -0-

             OF SHARES                 6       SHARED VOTING POWER
                                               778,515
           BENEFICIALLY
                                       7       SOLE DISPOSITIVE POWER
             OWNED BY                          -0-

               EACH                    8       SHARED DISPOSITIVE POWER
                                               778,515
             REPORTING

            PERSON WITH


9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           778,515

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.72%

12         TYPE OF REPORTING PERSON*
           CO

CUSIP NO. 934390402                     13G                   PAGE 6 OF 10 PAGES

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Barclays Global Investors Event Driven Fund II ("BARCLAYS") NONE

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  |X|
           (b)  |_|

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Ireland

                                       5       SOLE VOTING POWER
              NUMBER                           -0-

             OF SHARES                 6       SHARED VOTING POWER
                                               64,800
           BENEFICIALLY
                                       7       SOLE DISPOSITIVE POWER
             OWNED BY                          -0-

               EACH                    8       SHARED DISPOSITIVE POWER
                                               64,800
             REPORTING

            PERSON WITH


9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           64,800

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.14%

12         TYPE OF REPORTING PERSON*
           CO



Note: The above-mentioned shares are managed pursuant to a sub-advisory agreement between CPMC and BARCLAYS.



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CUSIP NO. 934390402                     13G                  PAGE 7 OF 10 PAGES


ITEM 1(A).        NAME OF ISSUER:

                  The Warnaco Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  501 Seventh Avenue
                  New York, New York 10018

ITEM 2(A).        NAME OF PERSON FILING:

                  Chesapeake Partners Management Co., Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1829 Reisterstown Road
                  Suite 420
                  Baltimore, Maryland 21208

ITEM 2(C).        CITIZENSHIP:

                  U.S.A.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  934390402

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B),OR SS.240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  N/A

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) AMOUNT BENEFICIALLY OWNED:

                      CPMC         2,060,513

                      CPLP         1,176,953

                      CPIFLP          40,245

                      CPINTL         778,515

                      BARCLAYS        64,800


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CUSIP NO. 934390402                     13G                  PAGE 8 OF 10 PAGES

                  (b) PERCENT OF CLASS:

                      CPMC              4.56%

                      CPLP              2.61%

                      CPIFLP            0.09%

                      CPINTL            1.72%

                      BARCLAYS          0.14%

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                          -0- for all

                     (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                          CPMC          2,060,513

                          CPLP          1,176,953

                          CPIFLP           40,245

                          CPINTL          778,515

                          BARCLAYS         64,800

                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                          -0- for all

                     (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                          DISPOSITION OF

                          CPMC                      2,060,513

                          CPLP                      1,176,953

                          CPIFLP                       40,245

                          CPINTL                      778,515

                          BARCLAYS                     64,800

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CUSIP NO. 934390402                     13G                  PAGE 9 OF 10 PAGES


Note: THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED BY CPMC REPRESENTS SHARES HELD BY CPLP, CPIFLP, CPINTL AND BARCLAYS, OF WHICH CPMP HAS DISCRETIONARY VOTING AND DISPOSITIVE POWERS PURSUANT TO INDIVIDUAL INVESTMENT MANAGEMENT AGREEMENTS.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 934390402                     13G                  PAGE 10 OF 10 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      Chesapeake Partners Management Co., Inc.



                      By: /s/  Mark D. Lerner
                      ---------------------------------------------
                      Name:    Mark D. Lerner
                      Title:   Vice President


                      Chesapeake Partners Limited Partnership
                      By:  Chesapeake Partners Management Co., Inc.


                      By:  /s/ Mark D. Lerner
                      ---------------------------------------------
                      Name:    Mark D. Lerner
                      Title:   Vice President


                      Chesapeake Partners Institutional Fund Limited Partnership
                      By:  Chesapeake Partners Management Co., Inc.


                      By:  /s/ Mark D. Lerner
                      ---------------------------------------------
                      Name:    Mark D. Lerner
                      Title:   Vice President


                      Chesapeake Partners International Ltd.
                      By:  Chesapeake Partners Management Co., Inc.


                      By:  /s/ Mark D. Lerner
                      ---------------------------------------------
                      Name:    Mark D. Lerner
                      Title:   Vice President


                      Barclays Global Investors Event Driven Fund II
                      By:  Chesapeake Partners Management Co., Inc.


                      By:  /s/ Mark D. Lerner
                      ---------------------------------------------
                      Name:    Mark D. Lerner
                      Title:   Vice President